John Hancock Life Insurance Company of New York A Stock Company

LIFE INSURED	[John J. Doe]

POLICY NUMBER	[12 345 678]

FLEXIBLE PREMIUM INDIVIDUAL VARIABLE UNIVERSAL LIFE INSURANCE POLICY

ADJUSTABLE DEATH BENEFIT

BENEFIT PAYABLE ON LIFE INSURED’S DEATH

FLEXIBLE PREMIUMS PAYABLE TO AGE 121 DURING THE LIFE INSURED’S LIFETIME

NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS)

BENEFITS, VALUES, PERIODS OF COVERAGE, AND PREMIUMS ARE ON AN INDETERMINATE BASIS

Subject to the conditions and provisions of this policy, while the policy is In Force, and upon the death of the Life Insured, John Hancock Life Insurance Company of New York (“the Company”) agrees to pay the Insurance Benefit to the beneficiary in a lump sum, which may include placing the Insurance Benefit in an interest-bearing account in the name of the beneficiary that provides immediate access to all of the account, and to provide the other benefits, rights, and privileges, if any, of the policy. The Insurance Benefit is described in Section 6. The Company may make other plans of payment available other than a lump sum; a beneficiary electing any such plan in lieu of a lump sum must do so in writing.

Your Net Premiums are added to your Policy Value. You may allocate them to one or more of the Investment Accounts and to the Fixed Account, subject to Section 17, and any other applicable provisions of the policy.

The portion of your Policy Value that is in an Investment Account will vary from day to day. The amount is not guaranteed; it may increase or decrease, depending on the investment experience of the underlying Subaccounts for the Investment Accounts that you have chosen.

The portion of your Policy Value that is in the Fixed Account will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than the Minimum Fixed Account Annual Rate shown in Section 1.

The amount of the Insurance Benefit, or the duration of the insurance coverage, or both, may be variable or fixed under specified conditions and may increase or decrease as described in Section 6.

READ YOUR POLICY CAREFULLY. It is a contract between you and us.

RIGHT TO RETURN POLICY. If for any reason you are not satisfied with your policy, you may return it for cancellation within TEN days after receiving it by delivering or mailing it to us or to the agent who sold it. We will refund in full the payment made. The policy will be void from the beginning.

Signed for the Company by:

President	Secretary

14ACCVULny-U

Policy Provisions

Section

1.	Policy Specifications

2.	Table of Rates

3.	Definitions

4.	Qualification as Life Insurance

5.	Total Face Amount

6.	Insurance Benefit

7.	Interest on Proceeds

8.	Premiums

9.	No-Lapse Guarantee

10.	Grace Period

11.	Policy Termination

12.	Reinstatement

13.	Coverage at and after Age 121

14.	Policy Value

15.	Loan Account, Fixed Account, Investment Accounts

16.	Separate Account and Subaccounts

17.	Allocations and Transfers

18.	Loans

19.	Surrenders and Withdrawals

20.	Owner and Beneficiary

21.	Assignment

22.	Misstatements

23.	Suicide

24.	Incontestability

25.	The Contract

26.	Right to Postpone Payment of Benefits

27.	Reports to Owner

28.	How Values are Computed

29.	Flexible Factors

14ACCVULny-U	2

1. POLICY SPECIFICATIONS

Life Insured	[JOHN DOE]	Policy Number		[12 345 678]
		Issue Date		[May 1, 2014]
Age at Policy Date	[35]	Policy Date		[May 1, 2014]

Risk Classification	[Standard] [Non Smoker]
Additional Ratings	[not applicable]
Owner, Beneficiary	As designated in the application or subsequently changed
Death Benefit Option at Issue	[Option 1]
Life Insurance Qualification Test Elected	[Guideline Premium Test]
	Base Face Amount at Issue		$	[500,000	]
	Supplemental Face Amount at Issue		$	[600,000	]

	Total Face Amount at Issue		$	[1,100,000	]

Governing Law	New York

14ACCVULny-U	3.0

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

PREMIUMS AT ISSUE

Minimum Initial Premium	$ [281.89]
No- Lapse Guarantee Premium	$ [3,380.95 per year]

Premium Mode	[Annual]
Planned Premium	$ [5,000.00 per year]

Notice: This policy provides life insurance coverage for the lifetime of the Life Insured if sufficient premiums are paid. Premium payments in addition to the Planned Premium shown may need to be made to keep this policy and coverage In Force until the Life Insured reaches Age 121, at which time no further premium payments are payable.

Keeping the policy and coverage In Force will be affected by factors such as: changes in the current Cost of Insurance Rates, Administrative Charge, Base Face Amount Charge, Supplemental Face Amount Charge, Asset-Based Risk Charge, or Premium Charge; the amount, timing and frequency of premium payments; the interest rate being credited to the Fixed Account; the investment experience of the Investment Accounts; changes to the Death Benefit Option; changes in the Total Face Amount; loan activity; withdrawals; and deductions for any applicable supplementary benefit riders that are attached to, and made a part of, this policy. Also refer to the Grace Period and Policy Termination provisions in Sections 10 and 11.

Additional amounts may be payable on the Fixed Account. These amounts are not guaranteed. Interest above the Minimum Fixed Account Annual Rate is not guaranteed and the Company has the right to change the amount of interest credited to the policy. Subject to any maximum rates specified in the policy, the Company also has the right to change the amount of Cost of Insurance or other expense charges deducted under the policy, which may require more premium to be paid than was illustrated, or the Policy Value may be less than was illustrated.

This policy includes a No-Lapse Guarantee benefit. The Policy Value at the end of the No-Lapse Guarantee Period shown under the Table of Values may be insufficient to keep the policy In Force. If so, higher premiums thereafter than what you have been paying will be required to keep the policy In Force.

Similar to the policy and coverage itself, keeping the No-Lapse Guarantee benefit In Force will be affected by factors under your policy such as: the amount, timing and frequency of premium payments; changes to the Death Benefit Option; changes in the Total Face Amount; loan activity; and withdrawals. Refer to the No-Lapse Guarantee provision in Section 9. You may also contact us for more information about these requirements.

14ACCVULny-U	3.1

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

OTHER BENEFITS AND SPECIFICATIONS

[ Accelerated Benefit Rider]

[Cash Value Enhancement]

[ Overloan Protection Rider]

[ Acceleration Of Death Benefit For Qualified Long-Term Care Services Rider]

[ Disability Benefit Rider, Payment of Specified Premium In event of Life Insured’s Total Disability as Defined and Limited]

[ Return of Premium Death Benefit]

14ACCVULny-U	3.2

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

MAXIMUM EXPENSE CHARGES

DEDUCTIONS FROM PREMIUM PAYMENTS

Premium Charge	A percentage of each premium payment, the percentages as shown below:

	Policy Years	Percentage
	1	8%
	2-10	6%
	11+	2%

MONTHLY DEDUCTIONS	The following charges are deducted monthly from the Policy Value:

Administrative Charge	$20.00

Base Face Amount Charge	Policy Years	Charge per $1,000 of Base Face Amount
	1-3	$[0.1448]
	4-10	$[0.1448]
	11+	$0.0000

Supplemental Face Amount Charge	Policy Years	Charge per $1,000 of Supplemental Face Amount
	1-3	$[0.0301]
	4-10	$[0.0301]
	11+	$0.0000

Cost of Insurance Charge	Determined in accordance with Section 14. Maximum Monthly Cost of Insurance Rates per $1,000 of Net Amount at Risk are shown in Section 2.

Asset-Based Risk Charge	0.025% of Investment Accounts assets deducted monthly

14ACCVULny-U	3.3

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

OTHER CHARGES

Surrender Charge

This charge is deducted from the Policy Value during the Surrender Charge Period. See Sections 5 and 19 for details of when a Surrender Charge applies.

The Surrender Charge is equal to the Maximum Percentage of Surrender Charge multiplied by the lesser of (a) or (b) where:

(a)    is $[10,565.00] minus 0.0411 multiplied by the sum of premiums received in the first Policy Year; and

(b)    is $[8,435.00].

In no event, however, will the Surrender Charge be less than zero.

The table below shows the applicable Maximum Percentage of Surrender Charge at the beginning of each Policy Year during the Surrender Charge Period. The Maximum Percentage of Surrender Charge is proportionately reduced each Policy Month of the Policy Year.

	Surrender Charge Period (Policy Year)	Maximum Percentage of Surrender Charge	Surrender Charge Period (Policy Year)	Maximum Percentage of Surrender Charge
	1	[100.00]%	7	[77.00]%
	2	[96.00]%	8	[70.00]%
	3	[92.00]%	9	[57.00]%
	4	[89.00]%	10	[42.00]%
	5	[85.00]%	11+	0.00%
	6	[81.00]%

Supplementary Benefit Rider Charges	Charges for applicable riders are shown under Other Benefits and Specifications of this Section 1.

14ACCVULny-U	7

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

TABLE OF VALUES

Refer to your policy provisions for details on the terms and values shown in this table.

Minimum Total Face Amount	$50,000
Minimum Base Face Amount	$50,000
Minimum Total Face Amount Decrease	$50,000
No-Lapse Guarantee Period
Base Face Amount	First [ 5 ] Policy Years from Policy Date
Supplemental Face Amount (if elected)	First 5 Policy Years from Policy Date
Allocation Date	[10	th day after the Issue Date]
Minimum Fixed Account Annual Rate	2%
Loan Interest Credited Annual Rate	2%
Asset Credit Commencement Year	Beginning in Policy Year 11
Asset Credit Expiry Date	The Life Insured’s Age 121
Asset Credit Monthly Rate	0.01250%
Maximum Loan Interest Charged Annual Rate
Policy Years 1-10	3.50%
Policy Years 11+	2.25%
Minimum Withdrawal Amount	$500
Death Benefit Discount Factor	1.0016516
Maximum Transfer Fee (See Section 17 for Transfer Restrictions)	$25
Fixed Account Maximum Transfer Percentage	15%
Fixed Account Maximum Transfer Amount	$2,000
Investment Account Maximum Transfer Amount	$1,000,000
Partial Surrender Charge Decrease Exemption	10%

Maximum Monthly Cost of Insurance Rates are no greater than the 2001 Commissioners Standard Ordinary (80) Age-Nearest-Birthday Composite Ultimate Mortality Tables, with substandard ratings as applicable. We have the right to change the Monthly Cost of Insurance Rate per $1,000 of Net Amount at Risk imposed, never to exceed the maximums shown in Section 2. Such changes may require additional premium payments other than those illustrated and may result in policy values being less than those illustrated. We recommend that you request and review a report of projected future values whenever the Cost of Insurance Rates are changed. Review of the projected future values in such a report will be helpful to you in making decisions regarding changes to your Planned Premium payments.

14ACCVULny-U	3.5

2. TABLE OF RATES– Policy [12 345 678]

A. RATE TABLE

Age	Maximum Monthly Cost of Insurance Rates per $1,000 of Net Amount at Risk	Minimum Death Benefit Factors	Age	Maximum Monthly Cost of Insurance Rates per $1,000 of Net Amount at Risk	Minimum Death Benefit Factors
35	0.0967	2.5000	79	4.9447	1.0500
36	0.1025	2.5000	80	5.4929	1.0500
37	0.1075	2.5000	81	6.1362	1.0500
38	0.1159	2.5000	82	6.8138	1.0500
39	0.1234	2.5000	83	7.5336	1.0500
40	0.1317	2.5000	84	8.3322	1.0500
41	0.1426	2.4300	85	9.2293	1.0500
42	0.1551	2.3600	86	10.1886	1.0500
43	0.1701	2.2900	87	11.3035	1.0500
44	0.1885	2.2200	88	12.4937	1.0500
45	0.2077	2.1500	89	13.7542	1.0500
46	0.2277	2.0900	90	15.0188	1.0500
47	0.2495	2.0300	91	16.0315	1.0400
48	0.2637	1.9700	92	17.2189	1.0300
49	0.2812	1.9100	93	18.6189	1.0200
50	0.3021	1.8500	94	20.2456	1.0100
51	0.3280	1.7800	95	22.1804	1.0000
52	0.3615	1.7100	96	24.0340	1.0000
53	0.3992	1.6400	97	26.0697	1.0000
54	0.4452	1.5700	98	27.1471	1.0000
55	0.4971	1.5000	99	28.7463	1.0000
56	0.5541	1.4600	100	30.8642	1.0000
57	0.6145	1.4200	101	32.9210	1.0000
58	0.6666	1.3800	102	35.3101	1.0000
59	0.7253	1.3400	103	38.0924	1.0000
60	0.7942	1.3000	104	41.3380	1.0000
61	0.8775	1.2800	105	45.0807	1.0000
62	0.9777	1.2600	106	49.2139	1.0000
63	1.0881	1.2400	107	53.7718	1.0000
64	1.2054	1.2200	108	58.7241	1.0000
65	1.3288	1.2000	109	64.2693	1.0000
66	1.4540	1.1900	110	70.4187	1.0000
67	1.5811	1.1800	111	76.9405	1.0000
68	1.7195	1.1700	112	83.3333	1.0000
69	1.8622	1.1600	113	83.3333	1.0000
70	2.0308	1.1500	114	83.3333	1.0000
71	2.2202	1.1300	115	83.3333	1.0000
72	2.4656	1.1100	116	83.3333	1.0000
73	2.7229	1.0900	117	83.3333	1.0000
74	2.9955	1.0700	118	83.3333	1.0000
75	3.2966	1.0500	119	83.3333	1.0000
76	3.6247	1.0500	120	83.3333	1.0000
77	4.0036	1.0500	121+	0.0000	1.0000
78	4.4419	1.0500

For Age 121 and above, the Maximum Monthly Cost of Insurance Rate per $1,000 of Net Amount at Risk is 0 and the Minimum Death Benefit Factor is 1.0000.

Maximum Monthly Cost of Insurance Rates are the same for the Base Face Amount and the Supplemental Face Amount and have been adjusted for any applicable Additional Ratings that are applied to the Cost of Insurance Rates as shown in Section 1.

14ACCVULny-U	4

3. DEFINITIONS

Listed below are some terms that have specific meanings in your policy. Please refer to these definitions as you read your policy. Other terms may be defined in the body of your policy.

Additional Rating means an increase in the Cost of Insurance that is applied when a Life Insured does not meet, at a minimum, our underwriting requirements for the standard Risk Classification.

Age means, on any Policy Anniversary, the age of the person in question at his or her birthday nearest that date.

Annual Processing Date means every 12th Processing Date starting with the Processing Date next after the Policy Date.

Business Day means any day that we are open for business and the New York Stock Exchange is open for trading. The net asset value of the underlying shares of a Subaccount will be determined at the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

Cash Surrender Value means the Policy Value less the Surrender Charge.

Date means a calendar day ending at midnight local time at our Service Office.

Fixed Account means that part of the Policy Value reflecting the value you have in our general account.

Fund means each division, with a specific investment objective, of a Series Fund.

In Force means that the policy has not terminated in accordance with Sections 9, 10, or 11, or been surrendered in accordance with Section 19.

Investment Account means that part of the Policy Value reflecting the value you have in one of our Subaccounts.

Issue Date means the date shown in Section 1 of this policy from which the Suicide and Incontestability provisions are applied. Issue Date is also used to determine the Allocation Date shown in Section 1.

Loan Account means that part of the Policy Value reflecting amounts transferred from the Fixed Account or the Investment Accounts as collateral for a policy loan.

Minimum Initial Premium means the minimum premium needed to put the policy In Force when the Issue Date is on or before the Policy Date, as shown in Section 1.

Net Amount at Risk means an amount used for the purpose of calculating the Cost of Insurance charges, as described in Section 14.

Net Cash Surrender Value means the Cash Surrender Value less the Policy Debt.

Net Policy Value means the Policy Value less the value in the Loan Account.

Net Premium means the gross premium paid less any Premium Charge. It is the amount of premium allocated to the Fixed Account or to the Investment Accounts.

Partial Surrender Charge Decrease Exemption means the amount of cumulative Base Face Amount decreases that is exempt from Surrender Charges. The exemption amount is equal to the Partial Surrender Exemption percentage shown in Section 1 multiplied by the Base Face Amount at Issue. If the amount of cumulative Base Face Amount decreases exceeds the exemption amount during the Surrender Charge Period, a proportionate amount of Surrender Charge will apply to the amount of decrease in excess of the exemption amount. The Partial Surrender Charge Decrease Exemption is not applicable to, and has no effect on, a full surrender of the policy or on any Base Face Amount decrease resulting from a withdrawal of the Net Cash Surrender Value.

14ACCVULny-U	5

3. DEFINITIONS (continued)

Planned Premium means the premium that is selected in the application for the policy, which is intended to be paid on a regular modal basis. It is shown in Section 1.

Policy Date means the date from which charges for the first Monthly Deductions are calculated. The Policy Date is shown in Section 1. Policy Years, Policy Months, and Policy Anniversaries are determined from the Policy Date.

Policy Debt as of any date equals (a) plus (b) plus (c), minus (d), where:

(a)	is the total amount of loans borrowed as of such date;

(b)	is the total amount of any unpaid loan interest charges borrowed against the policy on a Policy Anniversary;

(c)	is any interest charges accrued from the last Policy Anniversary to the current date; and

(d)	is the total amount of loan repayments as of such date.

Policy Value means the sum of the values in the Loan Account, the Investment Accounts, and the Fixed Account.

Policy Year means (a) or (b) below, whichever is applicable.

(a)	The first Policy Year is the period beginning on the Policy Date and ending on the Business Day immediately preceding the first Annual Processing Date.

(b)	Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Business Day immediately preceding the next Annual Processing Date.

Processing Date means the first day of a Policy Month. A Policy Month shall begin on the day in each calendar month that corresponds to the day of the calendar month on which the Policy Date occurred. If the Policy Date is the 29th, 30th, or 31st day of a calendar month, then for any calendar month that has fewer days, the first day of the Policy Month will be the last day of such calendar month. The Policy Date is not a Processing Date. If the Processing Date falls on a day other than a Business Day, the Processing Date for that Policy Month will be the previous Business Day.

Separate Account means Separate Account B of the John Hancock Life Insurance Company of New York.

Series Fund means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

Service Office means the office that we designate to service this policy as shown on the back cover of your policy.

Subaccount refers to one of the subaccounts of the Separate Account.

Surrender Charge Period means the period beginning on the Policy Date during which we will assess surrender charges. Surrender charges will apply during this period if you surrender the policy, request a decrease in the Base Face Amount that exceeds the Partial Surrender Charge Decrease Exemption, make a withdrawal that reduces the Base Face Amount, or if the policy terminates due to default. The Surrender Charge Period is shown in Section 1.

Surrender Date means the end of the Business Day on which we receive at our Service Office your Written Request for full surrender of the policy.

We, us, and, our refer only to the Company.

Written Request means requests in a form satisfactory to us that are signed and dated by you and filed at our Service Office, or, if permitted by our administrative practices, e-mails received by us at the internet address specified by us for receipt of such requests.

You and your refer only to the owner of this policy.

14ACCVULny-U	6

4. QUALIFICATION AS LIFE INSURANCE

It is intended that this policy comply with the definition of “life insurance contract” set forth in the federal income tax laws, so that, notwithstanding any other provisions of the policy to the contrary, it will be considered as life insurance for federal income tax purposes. We reserve the right to make any reasonable adjustments to the terms or conditions of this policy if it becomes necessary to allow it to qualify as life insurance. This provision should not be construed to guarantee that this policy will receive tax treatment as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority.

NOTE: After the Life Insured reaches Age 121, this policy may not qualify as life insurance for tax purposes, and may, therefore, be subject to adverse tax consequences. Please consult a tax advisor before choosing to continue the policy after Age 121.

One of the following tax qualification tests will apply to the policy. The test you elected is shown in Section 1. Your election cannot be changed after issue.

Guideline Premium Test

Under this test, if at any time the premiums received under the policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with interest thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount is not refunded by then, the Total Face Amount under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating but only if such premium payment would result in no more than a zero Policy Value at the end of the Policy Year. In addition, the Minimum Death Benefit, as described in Section 6, must be maintained.

Cash Value Accumulation Test

Under this test, the Minimum Death Benefit, as described in Section 6, must be maintained.

Effect on Life Insurance Qualification Tests

A change in Death Benefit Option or Total Face Amount, or certain other policy changes, will often change the policy’s limits under the life insurance qualification test that you elected.

We reserve the right to refuse or limit any request for a change if the change would cause the policy to fail to qualify as a life insurance contract for federal income tax purposes.

5. TOTAL FACE AMOUNT

The Total Face Amount is made up of two components: (i) the Base Face Amount, and (ii) any Supplemental Face Amount. Minimum Base Face Amount and the Minimum Total Face Amount limits are shown in Section 1. Scheduled increases in any Supplemental Face Amount are elected on the application and if approved, these amounts, when they are to become effective and the Maximum Increasing Supplemental Face Amount will be shown in Section 1. If you later request to cancel a scheduled increase, or request a decrease in your Supplemental Face Amount, that request will be honored but all scheduled increases for subsequent Policy Years will cease. You may not increase your Base Face Amount under this policy.

Unscheduled Increases in Supplemental Face Amount

After the first Policy Year, while the Life Insured is alive and the policy is In Force, unscheduled increases to the Supplemental Face Amount may be requested in writing up to Age 90. Increases after Age 90 will not be allowed. The increases are subject to our approval in accordance with our normal underwriting practices, including evidence of insurability. Any increase will be effective on the next Annual Processing Date after our approval, at which time we may require a minimum premium payment for the increase. When a requested increase becomes effective and a change in future Planned Premiums will automatically be effected. If there is any remaining No-Lapse Guarantee Period for the Base Face Amount it will be reduced to correspond to the remaining No-Lapse Guarantee Period for the Supplemental Face Amount.

14ACCVULny-U	7

5. TOTAL FACE AMOUNT (continued)

Reduction of Total Face Amount

You may request a reduction in Total Face Amount any time after the first Policy Year while this policy is In Force. The Minimum Total Face Amount Decrease is shown in Section 1. Any reduction in the Total Face Amount will be implemented by first reducing any Supplemental Face Amount, although we reserve the right to allow a reduction in Base Face Amount first. If there is a reduction in Base Face Amount, a charge may be deducted from the Policy Value. This charge will be equal to a proportionate part of the Surrender Charge that would have applied if the policy had been surrendered on the date the reduction in Base Face Amount takes effect. A requested reduction in Base Face Amount is only allowed if the pro-rata Surrender Charge for the reduction is less than or equal to the Policy Value. The proportion will be equal to the amount of the reduction in Base Face Amount that exceeds the Partial Surrender Charge Decrease Exemption divided by the amount of Base Face Amount in effect immediately before the reduction, less any applicable Partial Surrender Charge Decrease Exemption. This charge will also apply if a withdrawal, as described in Section 19, results in a reduction in Base Face Amount. Without our prior approval, the Base Face Amount cannot be reduced below the minimum as shown in Section 1. Any reduction in Supplemental Face Amount or Base Face Amount will be effective on the next Processing Date after our approval.

6. INSURANCE BENEFIT

If the Life Insured dies while the policy is In Force, we will pay the Insurance Benefit upon receipt of due proof of death of the Life Insured, subject to any applicable provisions of the policy. If the Life Insured dies on or after the date we receive a Written Request from you to surrender the policy, no Insurance Benefit will be paid. We will pay the amount payable under the Surrenders and Withdrawals provision instead.

Insurance Benefit

The Insurance Benefit payable is the greater of (a) or (b), where:

(a)	is the Minimum Death Benefit as described below minus any outstanding Policy Debt at the date of death; and

(b)	is an amount equal to (i) plus (ii) minus (iii), where:

(i)	is the Death Benefit as described below;

(ii)	is any amount payable under any supplementary benefit riders as a result of the Life Insured’s death that form part of the policy;

(iii)	is any outstanding Policy Debt at the date of death.

If the Life Insured dies during a Grace Period, the Death Benefit will equal the Death Benefit in effect immediately prior to such period less any outstanding Monthly Deductions due.

Death Benefit

The Death Benefit will depend on whether Option 1 or Option 2 is in effect on the date of the Life Insured’s death.

Death Benefit Options

Under Option 1, the Death Benefit is equal to the Total Face Amount at the date of death of the Life Insured. Under Option 2, the Death Benefit is equal to the Total Face Amount at the date of death of the Life Insured plus the Policy Value at the date of death of the Life Insured.

If any withdrawals are made, the Death Benefit, whether Option 1 or Option 2 is in effect, will be less than it would have been if no withdrawals were made. Withdrawals reduce the Death Benefit by reducing:

(a)	the Total Face Amount if Option 1 is in effect, as specified in Section 19; or

(b)	the Policy Value if Option 2 is in effect.

14ACCVULny-U	8

6. INSURANCE BENEFIT (continued)

Change of Death Benefit Options

You may request in writing to change your Death Benefit Option from Option 2 to Option 1 at any time after the first Policy Year, while the policy is In Force. The change will be effective on the next Processing Date following the date we approve the request, and the Total Face Amount after the change will be equal to the Total Face Amount immediately before the change plus the Policy Value as of the effective date of the change. Any increase to the Total Face Amount is effectuated by adding additional Supplemental Face Amount coverage to the policy.

You may not change your Death Benefit Option from Option 1 to Option 2.

Minimum Death Benefit

The sum of the Death Benefit as described above and any amounts payable upon the death of the Life Insured under any supplementary benefit riders will never be less than the Minimum Death Benefit. The Minimum Death Benefit is equal to the Minimum Death Benefit Factor for the Age of the Life Insured multiplied by the greater of the policy value or the cash surrender value as defined in the federal income tax laws on the date of death of the Life Insured. The Minimum Death Benefit Factors are shown in Section 2. However, at no time will the Minimum Death Benefit be less than the amount required to maintain qualification of this policy as a life insurance contract for federal income tax purposes. If you elect the Cash Value Accumulation Test as the Life Insurance Qualification Test, we reserve the right to modify the Minimum Death Benefit Factors shown in Section 2, retroactively if necessary, to maintain qualification of this policy as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of this policy to the contrary. In no event will we refuse to accept any premium necessary to prevent the policy from terminating.

If the Minimum Death Benefit that results from this calculation exceeds the Total Face Amount, we reserve the right to:

(a)	distribute to you a portion of the Policy Value such that the Net Amount at Risk associated with the resulting Minimum Death Benefit does not exceed the Total Face Amount; or

(b)	if we should decide to accept the additional Death Benefit, it will be subject to our normal underwriting practices, including evidence of insurability.

7. INTEREST ON PROCEEDS

We will pay interest on the Insurance Benefit proceeds from the date of the Life Insured’s death to the date of payment. The interest rate will be at least equal to the rate required by the state in which the policy was delivered.

8. PREMIUMS

The Minimum Initial Premium is shown in Section 1. No insurance will take effect under this policy until all conditions specified in the application form have been satisfied, including receipt of at least the Minimum Initial Premium at our Service Office. In the event the Issue Date is later than the Policy Date, the Minimum Initial Premium due will be the Minimum Initial Premium shown in Section 1, plus an additional amount equal to the Minimum Initial Premium multiplied by the number of intervening Processing Dates.

Subsequent premiums can be paid on any Business Day at our Service Office, and in any amount subject to the limits described below. We reserve the right to limit the dollar amount of any premiums paid. On request, we will give you a receipt signed by one of our officers.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the end of the Business Day the payment is received at our Service Office, subject to the limitations of the life insurance qualification test elected by you and to our maximum limits then in effect, unless one of the following exceptions applies.

(a)	We will process a payment received prior to the Policy Date as if received on the Policy Date.

(b)	We will process the portion of any premium payment for which we require evidence of the Life Insured’s continued insurability on the first Business Day after we have received such evidence and found it satisfactory to us.

14ACCVULny-U	9

8. PREMIUMS (continued)

(c)	If our receipt of any premium payment (or portion thereof) would cause the policy not to qualify as a “life insurance contract” under the federal income tax laws, we will not process such payment or portion. However, if the premium payment (or portion thereof) would cause the policy to become a “modified endowment contract” as set forth in the Internal Revenue Code, we will process the payment (or portion thereof) on the first Business Day after we have received satisfactory written instructions from you.

You may pay premiums until the Life Insured reaches Age 121, at which time Monthly Deductions cease and no further premiums may then be paid as described in Section 13.

If any premium payment would result in the Minimum Death Benefit exceeding the Total Face Amount, we reserve the right to either refund the premium or to require additional underwriting, including evidence of insurability, for any increase in the Minimum Death Benefit.

Continuation of Insurance Upon Discontinuance of Premium Payments

Regardless of whether you continue paying premiums, we will continue taking the Monthly Deductions from the Policy Value. Your insurance coverage will continue subject to the No-Lapse Guarantee, Grace Period, and Policy Termination provisions in Sections 9, 10 and 11.

Returned or Protested Payments

Any purported payment(s) submitted to the Company by check or any other instrument including a wire transfer, whether or not credited to the policy by the Company, that is returned or protested does not constitute payment. The Company does not accept checks or other instruments unconditionally. The Company undertakes no duty to notify any person of a returned or protested payment, except as may be required by applicable law. Any information about the policy, including but not limited to verifications of coverage and policy values provided in any form by the Company on account of such submission(s) is not valid and shall not constitute a waiver or estoppel with respect to any of the terms or conditions of the policy. Such submissions will not prevent or delay a default or termination and do not extend the time for payment or any Grace Period as provided for under the policy.

9. NO-LAPSE GUARANTEE

Your policy includes a No-Lapse Guarantee. The No-Lapse Guarantee Periods applicable to the Base Face Amount and to any Supplemental Face Amount are shown in the Table of Values in Section 1. During a No-Lapse Guarantee Period, if the Net Cash Surrender Value falls to zero or below, any coverage subject to a No-Lapse Guarantee Period will not go into default provided the No-Lapse Guarantee Cumulative Premium Test is satisfied. However, this benefit will not prevent your policy or any coverage under your policy from going into default if the Policy Debt is greater than zero and exceeds the Policy Value.

No-Lapse Guarantee Cumulative Premium Test

The test will be performed on any Processing Date that your policy would otherwise be in default in the absence of the No-Lapse Guarantee. Your policy will satisfy the test if the sum of the premiums received, less any Policy Debt, and less any withdrawals, calculated from the Policy Date to the date of the test, is equal to or greater than the sum of the monthly No-Lapse Guarantee Premiums due from the Policy Date to the date of the test. The No-Lapse Guarantee Premium is shown as an annualized amount in Section 1. The monthly No-Lapse Guarantee Premium is one twelfth of this annualized amount.

The No-Lapse Guarantee Premium may change if any of the following changes occur under your policy:

(a)	a supplementary benefit rider is added, terminated, or changed (including any change in its cost or the expiration thereof);

(b)	the Death Benefit Option is changed;

(c)	a decrease in the Base Face Amount;

(d)	an unscheduled decrease or increase in any Supplemental Face Amount; or

(e)	a change in the Life Insured’s Risk Classification or, if applicable, Additional Rating.

14ACCVULny-U	10

9. NO-LAPSE GUARANTEE (continued)

We will inform you of a change to the No-Lapse Guarantee Premium resulting from any such change. The revised No-Lapse Guarantee Premium will be effective from the date of the change. For the purpose of performing the No-Lapse Guarantee Cumulative Premium Test, we will use the No-Lapse Guarantee Premium in effect as of the Policy Date up to the date of the change, including any revised premium in effect as of the date of a prior change.

During the No-Lapse Guarantee Period, the Policy Value, Cash Surrender Value, and Net Cash Surrender Value will continue to be determined as provided in Sections 3 and 14. At the end of the No-Lapse Guarantee Period, the Net Cash Surrender Value may be insufficient to keep this policy In Force and an additional payment may be required to keep this policy and coverage In Force. In the event the Policy Value at the end of the No-Lapse Guarantee Period is negative and the No-Lapse Guarantee Cumulative Premium Test has been satisfied, the Company will set the Policy Value equal to zero.

If the policy is in the No-Lapse Guarantee Period, the No-Lapse Guarantee Cumulative Premium Test has been met, and the Policy Debt does not exceed the Policy Value, then one of the following will apply.

(a)	During the Supplemental Face Amount No-Lapse Guarantee Period shown in Section 1, the Base Face Amount, any Supplemental Face Amount, and any supplementary benefit riders will remain in effect.

(b)	For the remainder of the No-Lapse Guarantee Period, if any (see Section 1 for the duration of the No-Lapse Guarantee Period), the Base Face Amount will remain in effect, but any Supplemental Face Amount and any supplementary benefit riders (unless otherwise stated therein) will be subject to termination. The amount required to maintain any Supplemental Face Amount and any applicable supplementary benefit riders is equal to the Default Payment described in Section 10. If a premium payment at least equal to the Default Payment is not received by the end of the Grace Period, then any Supplemental Face Amount, and any supplementary benefit riders (unless otherwise stated therein), will cease to be in effect and will be terminated from the policy.

If the policy is in the No-Lapse Guarantee Period, the No-Lapse Guarantee Cumulative Premium Test has been met, and the Policy Debt exceeds the Policy Value, then one of the following will apply.

(a)	During the Supplemental Face Amount No-Lapse Guarantee Period shown in Section 1 the policy is subject to termination. The amount required to bring the policy out of default is equal to the Default Payment described in Section 10 less the Surrender Charge increased by the applicable Premium Charge. If a premium payment at least equal to that amount is not received by the end of the Grace Period the policy will terminate.

(b)	For the remainder of the No-Lapse Guarantee Period, if any (see Section 1 for the duration of the No-Lapse Guarantee Period), the policy is subject to termination. The amount required to bring the Base Face Amount out of default is equal to the Default Payment described in Section 10 less the Surrender Charge increased by the applicable Premium Charge, but the amount required to maintain any Supplemental Face Amount and any supplementary benefit riders (unless otherwise stated therein) is equal to the Default Payment described in Section 10. If a premium payment at least equal to the Default Payment is not received by the end of the Grace Period, then any Supplemental Face Amount, and any supplementary benefit riders (unless otherwise stated therein), will cease to be in effect and will be terminated from the policy.

Failure to Satisfy No-Lapse Guarantee Cumulative Premium Test

If the No-Lapse Guarantee Cumulative Premium Test has not been satisfied during a No-Lapse Guarantee Period, then the Base Face Amount, any Supplemental Face Amount, and any supplementary benefit riders will go into default, as described in Section 10. If your policy is in default and a No-Lapse Guarantee Period is in effect, you may pay, in lieu of the Default Payment described in Section 10, the shortfall in the amount needed to satisfy the No-Lapse Guarantee Cumulative Premium Test. If payment of this shortfall amount, described below, is made within the Grace Period, one of the following will apply.

14ACCVULny-U	11

9. NO-LAPSE GUARANTEE (continued)

(a)	During the Supplemental Face Amount No-Lapse Guarantee Period shown in Section 1, the Base Face Amount, any Supplemental Face Amount, and any supplementary benefit riders will remain in effect.

(b)	For the remainder of the No-Lapse Guarantee Period, if any, the Base Face Amount will remain in effect, but any Supplemental Face Amount and any supplementary benefit riders (unless otherwise stated therein) will terminate, as described in Section 10.

The shortfall will be equal to the greater of (a) or (b), plus (c); where:

(a)	is the amount necessary to satisfy the No-Lapse Guarantee Cumulative Premium Test as of the date of default;

(b)	is the amount necessary for the Policy Value to equal or exceed the Policy Debt; and

(c)	is the No-Lapse Guarantee Premium for the next three Policy Months.

10. GRACE PERIOD

Default

Subject to the No-Lapse Guarantee feature of the policy, the policy and any supplementary benefit riders will go into default if, at the beginning of any Policy Month, the Net Cash Surrender Value is less than or equal to zero after we take the Monthly Deductions that are due for that month.

Grace Period Duration

We will allow 61 days from the date the policy goes into default for you to pay the Default Payment described below. No earlier than and within 30 days after the date we determine there is a deficiency in the Net Cash Surrender Value which has caused the policy to go into default,, we will send notice to your last known address, specifying the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.

Default Payment

The amount required to bring the policy out of default, referred to as the Default Payment, is equal to (a) plus (b) plus (c) plus (d) where:

(a)	is the amount necessary to bring the Net Cash Surrender Value to zero if it is less than zero, at the date of default;

(b)	is the amount necessary to keep the Net Cash Surrender Value above zero for the next three Policy Months;

(c)	is any applicable Premium Charge; and

(d)	is any applicable supplementary benefit rider charges not included in (b).

When payment is received, any expense charges that are past due and unpaid will be immediately deducted from the Net Policy Value.

If the Default Payment has not been paid by the end of the Grace Period, the policy will terminate. Upon termination of the policy, the remaining Net Cash Surrender Value, if any, will be paid to the owner. If the Life Insured dies during the Grace Period, then we will deduct from the Insurance Benefit all Monthly Deductions due and unpaid as of the date of the Life Insured’s death. If the death of the Life Insured occurs during a period for which the amount required under (b) above has been applied, we will add to the Insurance Benefit proceeds a refund of such amount applied for any period beyond the Policy Month in which the death occurred.

No Insurance Benefit under the policy or any supplementary benefit riders will be in effect after the policy terminates.

14ACCVULny-U	12

11. POLICY TERMINATION

This policy terminates on the earliest of the following events:

(a)	the end of the Grace Period for which we have not received the amount necessary to bring the policy out of default;

(b)	surrender of the policy for its Net Cash Surrender Value; or

(c)	the death of the Life Insured.

12. REINSTATEMENT

If the policy terminates at the end of a Grace Period in which you did not make the Default Payment, you may apply for reinstatement within three years from the date of default. The policy cannot be reinstated if it has been surrendered for its Net Cash Surrender Value.

The requirements for reinstatement are as follows:

(a)	we must receive Written Request for reinstatement; and

(b)	reinstatement is subject to our normal underwriting practices including evidence of insurability for the Life Insured, and for any insureds covered under any supplementary benefit rider that you wish to reinstate.

If we approve your request,

(a)	we must receive at our Service Office, within 60 days from the date the Company approves the application for reinstatement, a premium equal to the amount that was required to bring the policy out of default immediately prior to termination, plus the amount needed to keep the policy In Force for at least the next three Policy Months;

(b)	the reinstatement date will be the date we receive the required payment referenced in (a) above at our Service Office, until which time no coverage will be In Force;

(c)	the Base Face Amount, and any Supplemental Face Amount will be reinstated to the same amounts as they were on the date the policy terminated;

(d)	any Surrender Charge will be reinstated to the amount it was at the date of default;

(e)	the remaining Surrender Charge Period, if any, will be the same as on the date of default;

(f)	the Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated;

(g)	at reinstatement, your Policy Value, as well as the Net Premium received, will be allocated according to your current premium allocation instructions;

(h)	any remaining No-Lapse Guarantee Period will be reinstated with the policy, as measured from the Policy Date;

(i)	any outstanding Policy Debt will be equal to the amount at termination of the policy; however, you have the right at time of reinstatement to repay or reinstate any outstanding Policy Debt; and

(j)	if the policy terminates prior to the expiration of the two-year exclusion period under the Suicide provision, the balance of the two-year Suicide exclusion period remaining on the date of termination will be applied to the reinstated policy and will commence on the effective date of reinstatement.

If a Schedule of Supplemental Face Amounts is shown in Section 1 which includes increases that would otherwise become effective except for this policy having been terminated after being in default, such increases in Supplemental Face Amount will be effective on the next Annual Processing Date after the reinstatement date.

14ACCVULny-U	13

13. COVERAGE AT AND AFTER AGE 121

Provided the policy is In Force at and after the Life Insured’s Age 121, we will continue the policy In Force thereafter subject to the stipulations stated below. After the Life Insured reaches Age 121, this policy may not qualify as life insurance for tax purposes, and may, therefore, be subject to adverse tax consequences. Please consult a tax advisor before choosing to continue the policy after Age 121.

At and After Age 121

We will not accept any further premium payments. We will cease to take Monthly Deductions for charges listed in Section 1.

We will continue to credit interest monthly to the Fixed Account portion of the Policy Value.

Loan interest will continue to be charged if there is an outstanding loan. Loan repayments will be accepted.

The policy will go into default at any time the Policy Debt exceeds the Policy Value, and Section 10, Grace Period, and Section 18, Loans, will apply.

Transfers can continue to be made as described in Section 17.

Any Supplemental Face Amount will be terminated, thereby reducing the Death Benefit by such amount. Apart from this change, the Death Benefit will be determined in the same respect as specified in Section 6.

Loans will continue to be allowed, as described in Section 18.

Withdrawals will not be allowed.

14. POLICY VALUE

Net Premiums Added

When we receive your premium payments at our Service Office, we deduct a Premium Charge which will not exceed the amount shown in Section 1 and then add the balance remaining (the Net Premium) to your Policy Value. We will do this before we take any deductions due on that Business Day.

For any premiums received prior to the Issue Date, we will credit interest at the rate of return then being earned on allocations to the current money market Investment Account, but will not deduct a Premium Charge. The interest credited may be taxable. The Premium Charge will be deducted on the Issue Date, and the balance remaining will be your Policy Value from which deductions will be taken and to which any subsequent Net Premiums will be added.

Investment allocation of the initial premium payment and any subsequent premium payments will be in accordance with the Allocations provision of Section 17.

While a loan exists, we will treat the amounts you pay as premiums unless you submit to us a Written Request that they be treated as loan repayments, in which case we will first deduct from such payments the amount of accrued interest on loans and then deduct the amount specified as a loan repayment before applying any balance remaining as a premium payment.

Monthly Deductions

A deduction is due and will be taken from your Policy Value as of the Policy Date and as of each applicable subsequent Processing Date including during a Grace Period. Monthly Deductions are calculated from the Policy Date. If, at your request, we set the Policy Date to a date that precedes the date on which we receive the initial premium, Monthly Deductions due for the period prior to receipt of the initial premium will be taken on the later of the date we receive the initial premium and the policy Issue Date.

Unless we agree otherwise, or you do not have sufficient funds in an account, we will take Monthly Deductions from the Investment Accounts and the Fixed Account in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction.

Monthly Deductions are due until the Policy Anniversary on which the Life Insured reaches Age 121, at which time we will cease to take any further Monthly Deductions as described in Section 13.

14ACCVULny-U	14

14. POLICY VALUE (continued)

The Monthly Deductions for any Policy Month that will be deducted from your Policy Value consist of charges (a) through (f) listed below, where:

(a)	is the Asset-Based Risk Charge;

(b)	is the Base Face Amount Charge, if any;

(c)	is the Supplemental Face Amount Charge, if any;

(d)	is the Administrative Charge;

(e)	is the sum of the charges for riders which are part of the policy, if any, provided such charges are deducted from the Policy Value and are not part of the Cost of Insurance Charge; and

(f)	is the Cost of Insurance Charge, as described below.

Cost of Insurance Charge

The rates for the Cost of Insurance Charge, as of the Policy Date and subsequently for each increase in Total Face Amount, are based on the Life Insured’s Age, Risk Classification, duration that the coverage has been In Force, and any supplementary benefit riders, if applicable.

The Cost of Insurance Charge for a specific Policy Month is the charge for the Net Amount at Risk, including any Additional Ratings and any supplementary benefit riders which are part of the policy where charges are deducted from the Policy Value and are based on the Net Amount at Risk. The charge for the Net Amount at Risk is an amount equal to the per-dollar Cost of Insurance Rate for that month multiplied by the Net Amount at Risk. The Cost of Insurance Rate will be based on our expectations of future mortality, persistency, investment earnings, expense experience, capital and reserve requirements, and tax assumptions. The Maximum Monthly Cost of Insurance Rates at any age are shown in Section 2 as a rate per $1,000 of Net Amount at Risk. To get the maximum rate per dollar, the rate shown must be divided by 1,000. Each Cost of Insurance Charge is deducted in advance of the applicable insurance coverage for which we are at risk.

The Cost of Insurance calculation will reflect any adjustment for the Minimum Death Benefit.

Periodically, we review our Cost of Insurance Rates, and may re-determine Cost of Insurance Rates at that time on a basis that does not discriminate unfairly within any class of lives insured. These rates, however, will never exceed the Maximum Monthly Cost of Insurance Rates shown in Section 2.

Net Amount at Risk

On the Policy Date, and on each subsequent Processing Date, we will determine a Net Amount at Risk used to calculate the Cost of Insurance Charge. In the determination of the Net Amount at Risk, including the calculation of the Minimum Death Benefit, the Policy Value used will be equal to the Policy Value on that day immediately after any Net Premiums have been applied and Monthly Deductions due for that day are taken and before any interest has been credited.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

(a)	is the Policy Value at the end of the immediately preceding Business Day less all charges due on the Policy Date or subsequent Processing Date;

(b)	is the Total Face Amount plus the death benefit payable under any supplementary benefit riders which are part of this policy and for which charges are deducted from the Policy Value and are based on the Net Amount at Risk, divided by the Death Benefit Discount Factor shown in Section 1, plus the Policy Value for policies electing Death Benefit Option 2; and

(c)	is the amount defined in (a) multiplied by the applicable Minimum Death Benefit Factor for the Life Insured’s Age as shown in Section 2.

Other Deductions

We will deduct a Surrender Charge, as detailed in Section 5 and Section 19, if during the Surrender Charge Period:

(a)	you surrender this policy for its Net Cash Surrender Value;

(b)	you make a withdrawal that reduces the Base Face Amount;

(c)	you request a decrease in the Base Face Amount that exceeds the Partial Surrender Charge Decrease Exemption; or

(d)	you do not pay the Default Payment, described in Section 10, and your policy terminates.

14ACCVULny-U	15

14. POLICY VALUE (continued)

Asset Credit

On each Processing Date beginning in the Asset Credit Commencement Year, we will credit that portion of your Policy Value in the Investment Accounts with a monthly Asset Credit. This credit does not apply to values in the Loan Account or the Fixed Account and will cease when the monthly deductions cease under the policy. The Asset Credit Commencement Year, Asset Credit Expiry Date and the Asset Credit Monthly Rate used to calculate the Asset Credit are shown in Section 1.

15. LOAN ACCOUNT, FIXED ACCOUNT, INVESTMENT ACCOUNTS

The sum of the values in the Loan Account, the Fixed Account, and the Investment Accounts, as described below, comprise the Policy Value.

Loan Account Value

The amount you have in the Loan Account at any time equals:

(a)	amounts transferred to it for loans or borrowed loan interest; plus

(b)	interest credited to it; less

(c)	amounts transferred from it for loan repayment.

For details regarding the Loan Account, see Section 18.

Fixed Account Value

The amount you have in the Fixed Account at any time equals:

(a)	Net Premiums allocated to it; plus

(b)	amounts transferred to it; plus

(c)	interest credited to it; less

(d)	amounts deducted from it; less

(e)	amounts transferred from it; less

(f)	amounts withdrawn from it.

We will determine the rate or rates of interest to be credited to the Fixed Account. Any additional interest will be credited no less frequently than annually. Additional interest is nonforfeitable after crediting except indirectly due to Surrender Charges. The rate or rates of interest will be determined prospectively and will be based on our expectations for the Fixed Account’s future investment earnings, persistency, mortality, expense and reinsurance costs and future tax, reserve, and capital requirements. However, in no event will the minimum credited interest be less than the Minimum Fixed Account Annual Rate shown in Section 1. The rate or rates of interest will be determined on a uniform basis for life insureds with the same timing and amount of premium, same amount of Policy Debt, and whose policies have been In Force for the same length of time. For all transactions, interest is calculated from the date of the transaction.

Investment Account Value

The amount you have in an Investment Account at any time equals the number of units in that Investment Account multiplied by the unit value of the corresponding Subaccount at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

(a)	is the number of units credited to the Investment Account because of:

(i)	Net Premiums allocated to it; and

(ii)	amounts transferred to it; and

(b)	is the number of units canceled from the Investment Account because of:

(i)	amounts deducted from it;

(ii)	amounts transferred from it; and

(iii)	amounts withdrawn from it.

14ACCVULny-U	16

15. LOAN ACCOUNT, FIXED ACCOUNT, INVESTMENT ACCOUNTS (continued)

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value on the Business Day of the transaction. See the Unit Value Calculation provision in Section 16 for details on how unit values are determined.

16. SEPARATE ACCOUNT AND SUBACCOUNTS

Each Subaccount of the Separate Account purchases shares of corresponding Funds of a Series Fund. The assets of the Separate Account are the property of the Company. They are used to support the Policy Values of variable life insurance policies. Income, gains, and losses of the Separate Account are credited to, or charged against, the Separate Account without regard to other income, gains, and losses. The part of the assets that is equal to the Investment Account values in respect of all variable life insurance policies will not be charged with liabilities from any other business we conduct. We can transfer to our general account Separate Account assets in excess of the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

Right to Make Changes

In order to best serve the interests of the owners of policies such as this or for carrying out the purposes of such policies, we may make certain Separate Account and/or Subaccount changes. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

The changes we may make are the following:

(a)	To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

(b)	To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

(c)	To create new separate accounts, or to combine any two or more separate accounts including the Separate Account, or to de-register the Separate Account under the Investment Company Act of 1940, or to transfer assets between the Separate Account and other separate accounts.

(d)	To transfer any assets in a Subaccount to another Subaccount, or to add, combine or remove Subaccounts.

(e)	To substitute, for the investment company shares held in any Subaccount, another class of shares of the investment company or the shares of another investment company or any other investment permitted by law.

The investment policy of a Subaccount within the Separate Account shall not be materially changed unless a statement of the change is first filed with any jurisdiction requiring such a filing. In the event of such a change in investment policy, and while this policy is In Force, you may elect a transfer to the Fixed Account as described in Section 17.

Unit Value Calculation

We will determine the unit values for each Subaccount as of the end of each Business Day.

The unit value for each Subaccount was established at $10 for the first Business Day that an amount was allocated, or transferred to the particular Subaccount. For any subsequent Business Day, the unit value for that Subaccount is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Subaccount on such subsequent Business Day.

Net Investment Factor

The net investment factor for a Subaccount on any Business Day is equal to (a) divided by (b) where:

(a)	is the net asset value of the underlying Fund shares held by that Subaccount as of the end of such Business Day before any policy transactions are made on that day; and

(b)	is the net asset value of the underlying Fund shares held by that Subaccount as of the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Subaccount.

14ACCVULny-U	17

17. ALLOCATIONS AND TRANSFERS

Allocations

We process Net Premiums as described in Section 14. Any Net Premium credited to the Policy Value prior to the Allocation Date, as shown in Section 1, will automatically be invested in the current money market Investment Account. On the Allocation Date (or on the date such Net Premium is received, if later), we will reallocate the amount in the current money market Investment Account attributable to any such Net Premium in accordance with the allocation instructions then in effect. We will allocate all other Net Premiums and credits to the Fixed Account and to any Investment Accounts in accordance with the allocation instructions then in effect. Initial allocation instructions are elected in your application for this policy.

You may elect to change your allocation instructions at any time. A change can be elected by Written Request or by internet notification if a currently valid written authorization to make changes in this manner is on file with us. A change will be effective as of the end of the Business Day on which we receive notice satisfactory to us. Instructions to us must express allocation percentages as greater than or equal to zero and less than or equal to 100%, and the sum of the allocation percentages must equal 100%. Allocation percentages must be whole numbers.

The date for allocation percentage changes will be as of the end of the Business Day on which we are contacted, as described above, to make the changes.

Transfers

In the same way as described above in the Allocations provision, instructions may be given to us at any time while the policy is In Force to transfer portions of your Policy Value among the Investment Accounts and the Fixed Account. Transfers are subject to the restrictions described below.

General Restrictions on Transfers

You can make up to two transfers per calendar month. You can transfer 100% of the Policy Value to the current money market Investment Account after this limit has been reached. If such transfer to the current money market Investment Account is made, no subsequent transfers from the current money market Investment Account to another Investment Account may be made within 30 days.

There is no charge for the first 12 transfers in any Policy Year. If you make more than 12 transfers in any Policy Year, a transfer fee not to exceed the Maximum Transfer Fee shown in Section 1 will apply to each subsequent transfer in the Policy Year. We will consider all transfer requests made on the same Business Day as one transfer. Transfers made pursuant to the Asset Allocation Balancer or Dollar Cost Averaging options described below are not subject to the foregoing general restrictions. Without our approval, the maximum amount that may be transferred to or from an Investment Account in any Policy Year may not exceed the Investment Account Maximum Transfer Amount shown in Section 1.

This policy was not designed for professional market timing organizations or other persons or entities that use short-term or frequent transfers among investment accounts. If in our judgment it is necessary to avoid harm to long-term investors in an Investment Account that may result from such activity, we may terminate transfer privileges and impose additional restrictions beyond those described above to discourage disruptive short-term and frequent transfers. These additional restrictions may include, but are not limited to, restricting:

(a)	the number of transfers made during a defined period;

(b)	the dollar amount of transfers;

(c)	the method used to submit transfers; and

(d)	transfers into and out of certain Investment Accounts.

Should any of the above restrictions be applied, they will be applied uniformly to all policy owners with this type of policy that are subject to the restrictions.

14ACCVULny-U	18

17. ALLOCATIONS AND TRANSFERS (continued)

Restrictions on Transfers to the Fixed Account

You may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring any transfer charges, regardless of the number of transfers previously made, provided such transfers occur:

(a)	within 18 months after the Issue Date, as shown in Section 1; or

(b)	within the later of (i) or (ii) where (i) is 60 days from the effective date of a material change in the investment objectives of the Subaccount, from which the Policy Value will be transferred, and (ii) is 60 days from the notification date of such change.

Restrictions on Transfers out of the Fixed Account

The maximum amount that you can transfer out of the Fixed Account in any one Policy Year is limited to the greater of:

(a)	the Fixed Account Maximum Transfer Percentage shown in Section 1 multiplied by the value in the Fixed Account at the previous Annual Processing Date;

(b)	the Fixed Account Maximum Transfer Amount shown in Section 1; and

(c)	the amount transferred out of the Fixed Account during the previous Policy Year.

Any transfer out of the Fixed Account may not involve a transfer to the current money market Investment Account.

We reserve the right, in our sole discretion, to waive the transfer restrictions on the Fixed Account. Please contact us or your registered representative to determine if a waiver is currently in effect.

Asset Allocation Balancer Transfers

If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers at specified intervals you select which may be either annually, semi-annually, quarterly or monthly. When you change your premium allocation instructions, your Asset Allocation Balancer will change so the two are identical. This change will automatically occur unless you instruct us otherwise, or a Dollar Cost Averaging request is in effect. We reserve the right to cease to offer this option as of 90 days after we send you written notice.

Dollar Cost Averaging Transfers

If you elect this option, we will automatically transfer amounts each month from one Investment Account to one or more of the other Investment Accounts or the Fixed Account. You must select the amount to be transferred and the accounts. If the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount, we will not effect the transfer and we will notify you. We reserve the right to cease to offer this option as of 90 days after we send you written notice.

18. LOANS

At any time while this policy is In Force and there is Available Loan Value, you can obtain a loan by Written Request. Your Policy Value serves as the only security for a loan, and, as such, we may require a signed loan document to formalize this agreement. We may defer loans as provided by law or as provided in Section 26. Loans, except those used to pay premiums on policies with us, may not be made if the policy is in the Grace Period as described in Section 10.

Available Loan Value

The Available Loan Value on any date will be an amount equal to (i) the Net Cash Surrender Value, less (ii) the Monthly Deductions then being deducted from the Policy Value multiplied by the number of months remaining in the Policy Year, less (iii) an amount determined as follows:

(a)	deduct (ii) above from (i) above; and

(b)	multiply the result by the difference between the effective annual rate then being charged on loans and the effective annual rate then being credited on the Loan Account.

14ACCVULny-U	19

18. LOANS (continued)

In no event, however, will the Available Loan Value be less than 90% of the Net Cash Surrender Value. Values will be determined, subject to Section 26, as of the end of the Business Day on which the loan application is received at our Service Office.

Loan Account

When you take out a loan, or when loan charges are borrowed, we will transfer amounts from the Fixed Account and the Investment Accounts, as applicable, into the Loan Account. Amounts we transfer into the Loan Account collateralize the loan principal. A Loan Subaccount exists for each Investment Account and for the Fixed Account. Amounts transferred to the Loan Account are allocated to the appropriate Loan Subaccount to reflect the account from which the transfer was made. We will allocate the amounts to be transferred in the same proportion that your value in the Subaccounts bears to the new Policy Value, unless you request otherwise, and our then current rules allow you to designate different proportions. When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfer provisions described in Section 17.

Interest is credited to the Loan Account and interest is also charged on the Policy Debt, as described in the Loan Interest Charged and the Loan Interest Credited provisions.

Loan Interest Charged

Interest will accrue daily on loans. Loan interest will be payable on each Annual Processing Date and on the date the loan is settled. Interest may be paid in advance at the equivalent effective rate. In the event that you do not pay the loan interest charged in any Policy Year, it will be borrowed against the policy and added to the Policy Debt in arrears at the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.

The effective loan interest charged rate will not exceed the Maximum Loan Interest Charged Annual Rate shown in Section 1.

Loan interest will continue to be charged, as described in Section 13, when Monthly Deductions and premium payments cease at the Life Insured’s Age 121.

Loan Interest Credited

Loan interest will accrue daily to amounts in the Loan Account. The Loan Interest Credited Annual Rate is shown in Section 1.

Loan Repayment

You may repay the Policy Debt in whole or in part at any time prior to the death of the Life Insured and while the policy is In Force. When you make a loan payment or repay a loan, we credit the amount remaining after deduction of the loan interest charges, specified above, to the Loan Account, and make a transfer to the Fixed Account and the Investment Accounts, as applicable.

Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Investment Accounts in accordance with the allocation instructions then in effect.

Subject to any rider, endorsement, or other provisions, while a loan exists, we will treat any amounts you pay as premiums, unless you submit to us a Written Request that they be treated as loan repayments.

14ACCVULny-U	20

19. SURRENDERS AND WITHDRAWALS

Surrender of the Policy

You may surrender this policy upon Written Request for its Net Cash Surrender Value at any date prior to the death of the Life Insured. We will determine the Net Cash Surrender Value on the Surrender Date. We will process the request and pay the Net Cash Surrender Value only if we have not received due proof that the Life Insured died prior to the Surrender Date. After we receive your Written Request to surrender the policy, no insurance will be In Force. If you surrender the policy during the Surrender

Charge Period, we will deduct a Surrender Charge from your Policy Value in calculating the Net Cash Surrender Value. The Surrender Charge and Surrender Charge Period are shown in Section 1.

Withdrawals

Once per Policy Month after the first Policy Year, you may request a withdrawal of part of the Net Cash Surrender Value if available. Withdrawals are subject to the following conditions:

(a)	without our approval, each withdrawal must be for at least the Minimum Withdrawal Amount shown in Section 1;

(b)	after the withdrawal, the remaining Net Cash Surrender Value must be at least equal to three times the Monthly Deductions at the time of the withdrawal;

(c)	we will process the withdrawal, thereby reducing the Policy Value, as of the end of the Business Day on which we receive your Written Request;

(d)	we will deduct a pro-rata Surrender Charge if the withdrawal occurs during the Surrender Charge Period, and the withdrawal results in a reduction in Base Face Amount;

(e)	we will reduce the amount of the withdrawal if the amount in all accounts is not sufficient to pay the withdrawal and any pro-rata Surrender Charge;

(f)	you may specify which Investment Accounts as well as the Fixed Account from which we should make the withdrawal. If we do not receive such instructions, we will allocate the deduction of the withdrawal and any pro-rata Surrender Charge in the same proportion that the value in the Fixed Account and the Investment Accounts bears to the Net Policy Value; and

(g)	we will reduce the amount of the requested withdrawal if it would otherwise cause the Base Face Amount to fall below the Minimum Base Face Amount shown in Section 1.

If Death Benefit Option 1 is in effect at the time of the withdrawal, the Total Face Amount of the policy will be reduced:

(a)	by the amount of the withdrawal, if at the time of the withdrawal the Death Benefit equals the Total Face Amount; otherwise

(b)	by the amount, if any, by which the withdrawal exceeds the difference between the Minimum Death Benefit and the Total Face Amount, divided by the applicable Minimum Death Benefit Factor for the Life Insured’s Age as shown in the Table of Rates in Section 2.

Withdrawals will reduce the Supplemental Face Amount first, and then the Base Face Amount. We may allow a reduction in Base Face Amount prior to fully reducing the Supplemental Face Amount. If the Death Benefit on any given day is equal to the Policy Value times the applicable Minimum Death Benefit Factor, withdrawals on such day will reduce the Death Benefit by the amount withdrawn times the applicable Minimum Death Benefit Factor until the Death Benefit is equal to the Total Face Amount. Your Death Benefit will continue to be determined in accordance with Sections 6 and 13, subject to these provisions.

If Death Benefit Option 2 is in effect, an amount equal to any withdrawal will be deducted from the Policy Value. Withdrawals will not affect the Total Face Amount. Your Death Benefit will continue to be determined in accordance with Sections 6 and 13.

14ACCVULny-U	21

19. SURRENDERS AND WITHDRAWALS (continued)

At any time after the first Policy Year, you may apply the Net Cash Surrender Value to purchase a level amount of paid-up life insurance under this policy. The amount of such paid-up insurance and the Surrender Value of that insurance will be calculated using the guaranteed maximum mortality charges and 4% interest, subject to the following conditions:

(a)	the Net Cash Surrender Value will be determined as of the end of the Business Day on which we receive your Written Request for this option;

(b)	the Net Cash Surrender Value after this determination will be the net single premium for the amount of paid-up life insurance using 4% interest and the guaranteed maximum mortality charges;

(c)	for policyholder tax compliance purposes, the definition of life insurance test will be the Cash Value Accumulation Test;

(d)	withdrawals and policy loans are not allowed after the date you elect this option; and

(e)	the Flexible Premium Variable Universal Life coverage cannot be reinstated after the date you elect this option.

The Minimum Base Face Amount and Minimum Total Face Amount shown in Section 1 will not be applicable in determining the paid-up amount. We may require evidence of insurability for any amount of insurance in excess of the Death Benefit under this policy on the date the Net Cash Surrender Value is applied.

The Net Cash Surrender Value and paid-up nonforfeiture benefits are not less than the minimum values and benefits required by any statute of the state in which the policy is delivered.

20. OWNER AND BENEFICIARY

Until the Life Insured’s death, with the written consent of any irrevocable beneficiaries, you can receive any amount payable under the policy and exercise all rights and privileges granted by the policy.

Change of Owner

Until the Life Insured’s death, you can change the ownership of the policy by Written Request. The change will take effect as of the date you signed the Written Request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

Trustee Owner

Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.

Joint Ownership

Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested on the application or in any subsequent assignment of the policy. On death of any of the owners, the deceased owner’s interest in the policy passes to the surviving owner(s).

Successor Owner

If an owner dies prior to the death of the Life Insured, a named successor owner will, if then living, have all the owner’s rights and interest in the policy. Should no successor owner survive the owner, ownership will pass to the owner’s estate. The owner, with the consent of any irrevocable beneficiary, can cancel or change the designation of successor owner prior to the death of the Life Insured by agreement in writing with us.

The following four provisions will apply unless there is a beneficiary designation In Force that provides otherwise.

Beneficiary Classification

You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary, and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.

14ACCVULny-U	22

20. OWNER AND BENEFICIARY (continued)

Payment To Beneficiaries

We will pay the Insurance Benefit:

(a)	to any primary beneficiaries who are alive when the Life Insured dies; or

(b)	if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

(c)	if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

Change Of Beneficiary

Until the Life Insured’s death, you can change the beneficiary by Written Request unless you make an irrevocable designation. An irrevocable designation cannot be changed without the consent of the irrevocable beneficiary. We are not responsible if the change does not achieve your purpose. The change will take effect as of the date you signed such request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

Death Of Beneficiary

If no beneficiary is alive when the Life Insured dies, the Insurance Benefit will be payable to you; or if you are the Life Insured, to your estate. Unless otherwise provided, if a beneficiary dies before the seventh day after the death of the Life Insured, we will pay the Insurance Benefit as if the beneficiary had died before the Life Insured.

21. ASSIGNMENT

Your interest in this policy may be assigned with the written consent of any irrevocable beneficiary. Your interest, any interest of the Life Insured and of any revocable beneficiary shall be subject to the terms of the assignment, but such assignment shall not affect the interest of any irrevocable beneficiary.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until the original or a duplicate of the original assignment has been received at our Service Office. We assume no responsibility for the validity or sufficiency of any assignment.

22. MISSTATEMENTS

If the age of the Life Insured was misstated in the application, we will, if necessary, change the Base Face Amount, any Supplemental Face Amount, and every other benefit to that which would have been purchased at the correct age by the most recent Cost of Insurance Charge.

23. SUICIDE

If the Life Insured commits suicide within two years from the Issue Date, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the gross premiums paid less the amount of any Policy Debt on the date of death and less any withdrawals.

If the Life Insured commits suicide after two years from the Issue Date and within two years from:

(a)	the date we approve a schedule of increasing Supplemental Face Amount; or

(b)	the effective date of any unscheduled increase in Supplemental Face Amount;

the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of premium that pertains to the increase.

24. INCONTESTABILITY

This policy shall be incontestable after it has been In Force during the lifetime of the Life Insured for two years from the Issue Date, except for fraud or policy termination, or any provision for reinstatement or policy change requiring evidence of insurability. Any contest will be based on material misrepresentation.

In the case of reinstatement or any policy change requiring evidence of insurability, the contestable period shall be two years from the effective date of such reinstatement or policy change and will be based on material misstatements made in the reinstatement application or policy change application. In addition, for a policy change involving the approval of a schedule of increasing Supplemental Face Amount, the contestable period shall be two years from the date we approve such schedule.

14ACCVULny-U	23

24. INCONTESTABILITY (continued)

Any premium payment that we accept subject to insurability, and any increase in the Death Benefit resulting from such payment, shall be considered a policy change for purposes of this Section and will be subject to contest for a period of two years from the date of the policy change.

25. THE CONTRACT

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. Written Requests for policy changes or rate reconsiderations may be submitted to us after issue and such additional requests, if approved, may become part of the policy. Our procedures for policy changes or rate reconsiderations generally require completion of an application and evidence of insurability satisfactory to us. For additional details, please contact your agent or our Service Office at the telephone number on the back of this policy. Nothing is incorporated by reference. All statements made by the applicant or on behalf of the applicant for the issuance, reinstatement, or renewal of the policy shall be deemed representations and not warranties. We will use no statement made by or on behalf of the Life Insured to defend a claim under the policy unless it is in a written application.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Any such change or amendment cannot be effective without prior approval of the New York State Department of Financial Services. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

26. RIGHT TO POSTPONE PAYMENT OF BENEFITS

We reserve the right to postpone the payment of Net Cash Surrender Values, withdrawals, policy loans (except when used to make a premium payment), and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:

(a)	the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

(b)	an emergency exists as defined by the Securities and Exchange Commission (SEC), or the SEC requires that trading be restricted; or

(c)	the SEC permits a delay for the protection of policyholders.

Except when used to make a premium payment we also reserve the right to postpone payments, including loans, for up to six months if such payments are based on values that do not depend on the investment performance of the Investment Accounts. We may also postpone payments for up to 6 months when coverage is provided under paid-up life insurance, as outlined in Section 19.

If we do not mail or deliver a requested payment within 10 working days of the date we receive the documentation necessary to complete the transaction, we will pay interest from such date, provided the interest is at least $25.00. The rate of interest we pay will be the same as the rate of interest we then currently pay on policy proceeds left on deposit with us. At our option, the interest will either be added to and become part of the total payment or we will pay it separately.

In addition, we may defer transfers under the circumstances stated in (a), (b) and (c) above, and in the Allocations and Transfers provision.

14ACCVULny-U	24

27. REPORTS TO OWNER

Within 30 days after each Policy Anniversary, we will send you a report at no charge showing:

(a)	the beginning and end dates of the current report;

(b)	the Death Benefit at the end of the current report period;

(c)	the amounts credited or debited to the Policy Value during the current period, identified by type;

(d)	the current allocation in the Fixed Account, the Loan Account, and each of the Investment Accounts at the end of the current report period;

(e)	the Loan Account balance, if any, at the end of the current report period;

(f)	the Cash Surrender Value, if any, at the end of the current report period;

(g)	the Policy Value, if any, at the beginning and at the end of the current report period;

(h)	a notice stating that unless premium payments are made, assuming guaranteed interest, mortality, and expense charges, the Net Cash Surrender Value will not be sufficient to maintain the policy In Force until the end of the reporting period; and

(i)	any further information required by law.

Upon request, we will provide you with a report of projected future values. We will provide one report annually without charge. For additional reports you request, we reserve the right to charge a reasonable fee, not to exceed $50.

28. HOW VALUES ARE COMPUTED

We provide Cash Surrender Values that are at least equal to those required by law. We base minimum Cash Surrender Values on the 2001 Commissioners Standard Ordinary (80) Age-Nearest-Birthday Composite Ultimate Mortality Tables, with substandard ratings as applicable. We also use these tables in determining Guaranteed Maximum Cost of Insurance Charges. Reserves will be at least as great as the minimum required by law.

A detailed statement of the method of computing the values of this policy has been filed with the New York State Department of Financial Services.

29. FLEXIBLE FACTORS

When determining the rate of interest to be used in crediting interest to the portion of the Policy Value in the Fixed Account, and any changes in that rate, we will consider the following factors: expected mortality and persistency experience; expected general account investment earnings; and expected operating expenses. We will consider the same factors when we determine the actual cost of insurance; the deductions from premiums for premium charge; administrative charge; Base Face Amount charge; Asset-Based Risk charge; and whenever changes are made to any of these charges. We will not try to recover any losses in earlier years by increasing your charges in later years.

Adjustments to flexible factors will be by class and be determined by us from time to time based on future expectations for such factors.

14ACCVULny-U	25

Communications about this policy may be sent to the Company’s Service Office, which is currently at [197 Clarendon Street, Boston, Massachusetts 02116-5010]. Our toll-free number is [1-888-267-7784].

Home Office: [100 Summit Lake Drive, Valhalla, New York, 10595]

Flexible Premium Individual Variable Universal Life Insurance policy

Adjustable Death Benefit

Benefit payable on Life Insured’s death

Flexible premiums payable to Age 121 during the Life Insured’s lifetime

Non-Participating (Not eligible for dividends)

Benefits, Values, Periods of Coverage, and Premiums are on an indeterminate basis

14ACCVULny-U